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                                                                    EXHIBIT 10.6

                              CONSULTING AGREEMENT
                              --------------------

     THIS AGREEMENT is made and entered into as of this 1st day of July, 2002, by and between Roundy's, Inc., a Wisconsin corporation (the "Company") and Gerald F. Lestina, an individual ("Consultant").

                                    RECITALS:
                                    ---------

     The Company is engaged in, among other things, the wholesale distribution and retail sale of food, groceries, general merchandise and other products (the "Business").

     Consultant has been employed by the Company for more than 30 years, most recently as its President and Chief Executive Officer, and during his employment by the Company has acquired a great depth of knowledge, experience and expertise in all aspects of the Company's Business. The Consultant is also intimately familiar with the Company's industry and markets, its business plans and strategies, and its competition.

     The Consultant has recently ceased his employment with the Company, and the Company wishes to continue to have access to the Consultant's specialized knowledge and experience for a transitional period, for the benefit of its new senior management.

     The Consultant is willing to provide consulting services to the Company and its management in an independent contractor capacity, for the consideration and on the terms provided in this Agreement.

                                   AGREEMENT:
                                   ----------

     THEREFORE, in consideration of the premises set forth above, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     l. Consulting Services. During the Consulting Period (as hereinafter defined), Consultant will make himself available at reasonable times at the offices and other facilities of the Company located in the Pewaukee, Wisconsin area, to act as a consultant and advisor to the Company and its management in connection with the operation and management of the Business, including, without limitation, consultation regarding maintenance and development of relationships with customers and key vendors; marketing and business development; business expansion strategies, including expansion into new markets and the development of new facilities; human resource and personnel matters; and all other aspects of the Company's Business. In connection therewith Consultant will perform such consulting and advisory

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services as the Company's President or Board of Directors shall reasonably request of him from time to time. Without limiting the generality of the foregoing, Consultant will cooperate fully with the Company and will render such assistance to the Company as the Company and its counsel may reasonably request from time to time in connection with the prosecution, defense, compromise or settlement of any claim, demand, action, suit or proceeding pertaining to the Company or in which it may be involved, unless Consultant is an adverse party with respect to any such claim, demand, action, suit or proceeding.

          The inability of Consultant to render services hereunder during the Consulting Period by reason of temporary absences, vacations, temporary or permanent illness or disability or incapacity, provided the same does not materially deprive the Company of the benefit of Consultant's services, will not constitute a failure by Consultant to perform his obligations hereunder and will not be deemed a breach or default hereunder.

     2. Consulting Fees. In consideration of the services to be performed by Consultant during the Consulting Period pursuant to Section l hereof, and Consultant's agreement to make himself available to perform such services, as well as Consultant's compliance in all material respects with the other provisions of this Agreement, the Company will pay Consultant a monthly consulting fee at the rate of seventeen thousand five hundred dollars ($17,500.00) per month for each month of the Consulting Period. Such consulting fees will be due and payable on the 1st day of every month during the Consulting Period, commencing on July 1, 2002.

     3. Term. (a) The term of this Agreement (the "Consulting Period") will be for a period of twenty-four (24) months, commencing on July 1, 2002 and ending on June 30, 2004, unless earlier terminated as follows:

          (i) The Consulting Period will terminate upon the written agreement of the parties;

          (ii) The Consulting Period will terminate upon the death or permanent disability of Consultant. The term "permanent disability" of Consultant shall mean mental or physical illness, disability or incapacity which renders Consultant unable to perform his duties hereunder effectively for a continuous period of at least one hundred eighty (180) days;

          (iii) The Company may terminate the Consulting Period for "cause" at any time upon written notice to Consultant stating the facts constituting such "cause." For purposes of this Section 3, the term "cause" means the occurrence, during the Consulting Period, of any of the following: the diversion or attempted diversion by Consultant of business from the Company for Consultant's personal gain or benefit; gross incompetence by Consultant in the performance of his duties hereunder; habitual abuse by Consultant of alcohol or narcotics; Consultant's being convicted of a felony offense or pleading guilty or nolo contendere to same; willful misconduct by Consultant which results in a material injury to the Company or its Business; or a material and wilful breach by Consultant of any provision of this Agreement, including without limitation any provision of Sections 4

                                       2

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     through 7 hereof, provided such failure or noncompliance is not remedied by
     Consultant within thirty (30) days following written notice to Consultant from the Company specifying in reasonable detail the nature of such failure or noncompliance.

          (b) Upon termination of the Consulting Period, the Company will pay to Consultant the full amount of any unpaid consulting fees due pursuant to Section 2 of this Agreement prior to the date of such termination, and the Company shall not be obligated to make any further payments to Consultant. Consultant's obligations set forth in Sections 4 through 7 hereof shall survive the termination of the Consulting Period.

     4. Nondisclosure and Nonuse of Confidential Information. (a) During the Consulting Period and for a period of two (2) years thereafter, Consultant will not disclose or use at any time any Confidential Information (as defined below) of which Consultant is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is authorized by the Company or is directly related to and required by Consultant's performance of such services. Consultant will take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft, to the extent such Confidential Information is in Consultant's possession or subject to his control.

          (b) As used in this Agreement, the term "Confidential Information" means information that is not generally known to or ascertainable (through lawful or proper means) by the public and that is used, developed or obtained by the Company in connection with its business, including but not limited to (i) products or services, (ii) fees, costs and pricing structures, (iii) designs,
(iv) analysis, (v) drawings, photographs and reports, (vi) computer software, including operating systems, applications and program listings, (vii) flow charts, manuals and documentation, (viii) data bases, (ix) accounting and business methods, (x) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xi) customers and clients and customer or client lists, (xii) copyrightable works, (xiii) all technology and trade secrets, and (xiv) all similar and related information in whatever form. Confidential Information shall not include any information (X) that is generally known to or ascertainable (through lawful and proper means) by the public prior to the date Consultant proposes to disclose or use such information, or (Y) that has been independently acquired or developed by Consultant without violating any of his obligations under this Agreement. Information shall not be deemed to have been published or available merely because individual portions of the information have been separately published or are separately available, but only if all material features comprising such information have been published or are available in combination.

     5. The Company's Ownership of Intellectual Property. In the event that Consultant, as part of any activities on behalf of the Company, generates, authors or contributes to any invention, design, new development, device, product, method or process (whether or not patentable or reduced to practice or comprising Confidential Information), any copyrightable work (whether or not comprising Confidential Information) or any other form of Confidential Information relating directly or indirectly to the Company's business as now or hereinafter

                                       3

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conducted (collectively, "Intellectual Property"), Consultant acknowledges that such Intellectual Property is the exclusive property of the Company and hereby assigns all right, title and interest in and to such Intellectual Property to the Company. Any copyrightable work prepared in whole or in part by Consultant will be deemed "a work made for hire" under Section 201(b) of the 1976 Copyright Act, and the Company shall own all of the rights comprised in the copyright therein. Consultant shall promptly and fully disclose all Intellectual Property to the Company and shall cooperate with the Company to protect the Company's interests in and rights to such Intellectual Property (including, without limitation, providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company, including, without limitation, such requests that occur after the date hereof).

     6. Return of Materials. As requested by the Company from time to time, Consultant shall promptly deliver to the Company all copies and embodiments, in whatever form, of all Confidential Information and Intellectual Property in Consultant's possession or within his control (including, but not limited to, written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information or Intellectual Property) irrespective of the location or form of such material and, if requested by the Company, shall provide the Company with written confirmation that all such materials have been delivered to the Company.

     7. Common Law of Torts or Trade Secrets. In addition to the Company's rights and Consultant's duties as specifically set out in this Agreement, the Company will retain all such rights, and Consultant will be bound by all such duties, to protect the Company's Confidential Information, as are or may be provided under the law, including without limitation the Wisconsin Trade Secrets Act (Wis. Stat. `134.90). Nothing herein will diminish the Company's common law and statutory rights to:

          (i)   keep such information secret for as long as the law allows;

          (ii) protect such information from disclosure to any third party, wherever located;

          (iii) protect such information from use by any person, including Consultant, not authorized by the Company; and

          (iv) seek any remedies and take any measures necessary to protect the Company's Confidential Information

         8. Expense Reimbursement. The Company will reimburse Consultant for his out-of-pocket expenses reasonably incurred in connection with the performance of Consultant's duties hereunder, subject to the submission of documentation substantiating such expenses and other compliance with the Company's written policies, if any, regarding expense reimbursement, and provided further that the Company approves in advance and in writing any expense in excess of $1,000.00.

                                       4

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     9. Independent Contractor. Consultant shall at all times be an independent contractor, and Consultant will be responsible for all employment and income taxes on his compensation hereunder. Neither party will assert that an employment relationship exists or take any action inconsistent with the independent contractor status of Consultant. Consultant shall have no authority to bind the Company to any agreement, commitment or obligation of any nature, except to the extent such authority is expressly conferred upon him by the Company in writing (exclusive of this Agreement) and Consultant will not take any action inconsistent with the provisions of this Section.

     10. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect or impair the validity or enforceability of any other provision. The parties agree that in the event any court of competent jurisdiction shall determine that any provision of this agreement is invalid or unenforceable in whole or in part, then this Agreement shall be construed as if such invalid or unenforceable provision were not contained herein.

     11. Notices. All notices under this Agreement shall be in writing and any notice shall be considered to be given and received in all respects on the day it is personally delivered or deposited in the United States mail, first class, postage prepaid, addressed as follows or to such other address as may be designated by one party to the other by notice duly given (provided, that written notice given in any other manner shall nonetheless be effective upon its actual receipt by the person entitled to receive it):

          If to the Company:

          Roundy's, Inc.
          23000 Roundy Drive
          Pewaukee, WI  53072
          Attn:  Edward G. Kitz, Vice President, Secretary and Treasurer


          If to Consultant:

          Gerald F. Lestina
          N76 W36221 Saddlebrook Lane
          Oconomowoc, WI 53066

     12. Assignment. This Agreement may not be assigned by the Company without the written consent of Consultant, except that if the Company shall merge or consolidate with or into, or transfer substantially all of the Business or the assets thereof to another corporation or other form of business or other entity, this Agreement may be assigned to such a successor and it shall be binding upon and inure to its benefit. Consultant may not assign, pledge or encumber this Agreement or any interest herein.

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     13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, the Company's successors and permitted assigns and Consultant's heirs and legal representatives.

     14. Amendment. This Agreement may be amended only by a written instrument executed by the parties hereto or their respective successors, assigns, heirs or legal representatives, as applicable.

     15. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                       ROUNDY'S, INC.


                                       By /s/ Edward G. Kitz
                                         ------------------------------------
                                         Its Vice President


                                       /s/ Gerald F. Lestina
                                       -----------------------------
                                       Gerald F. Lestina ("Consultant")



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